Exhibit (l)

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

April 20, 2010

THL Credit, Inc.

100 Federal Street, 31st Floor

Boston, MA 02110

Re: THL Credit, Inc. Registration Statement on Form N-2 (File No. 333- 159636)

Ladies and Gentlemen:

We have acted as special counsel to THL Credit, Inc., a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 14,897,667 shares (including shares subject to an overallotment option) (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

This opinion is being furnished in accordance with the requirements of Exhibit (l) of the above-captioned Registration Statement of the Company on Form N-2 under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s notice of intent to file an election pursuant to Section 54(a) under the Investment Company Act of 1940, as amended (the “1940 Act”), to be regulated as a business development company, as filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2009, and as amended August 24, 2009, November 23, 2009 and February 22, 2010 (the “Notice of Intent”), (ii) a draft of the Form N-54 in the form it will be filed with the Commission (the “Form N-54”), (iii) the Registration Statement on Form N-2 (File No. 333-159636) as filed with the Commission on June 1, 2009 under the Act; (iv) Amendment No. 1 to such

Registration Statement as filed with the Commission on July 15, 2009 under the Act; (v) Amendment No. 2 to such Registration Statement as filed with the Commission on March 18, 2010 under the Act; (vi) Amendment No. 3 to such Registration Statement as filed with the Commission on April 13, 2010; and (vii) Amendment No. 4 to such Registration Statement in the form being filed with the Commission on the date hereof (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (viii) the form of Purchase Agreement proposed to be entered into by and among the Company, as issuer, THL Credit Advisors LLC, a Delaware limited liability company, as investment advisor to the Company, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement (the “Purchase Agreement”); (ix) a specimen certificate representing the Common Stock; (x) the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as amended to date and currently in effect; (xi) the By-Laws of the Company, certified by the Secretary of the Company as amended to date and currently in effect; and (xii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the Purchase Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing the Shares will conform to the specimen examined by us and will be signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement becomes effective under the Act; (ii) the Purchase Agreement has been duly executed and delivered; (iii) the Form N-54 is filed with the Commission and becomes effective; and (iv) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Shares as contemplated by the Purchase Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP